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                          AMENDMENT TO
                 DISTRIBUTION SERVICES AGREEMENT

     AMENDMENT made this 19th day of July, 1996 between Alliance
Global Small Cap Fund, Inc., a Maryland corporation (the "Fund"), and ALLIANCE FUND DISTRIBUTORS INC., a Delaware corporation (the
"Underwriter").

                           WITNESSETH:

     WHEREAS, the Fund and the Underwriter wish to amend the Distribution Services Agreement dated as of July 22, 1992(the
"Agreement) in the manner set forth herein;

     NOW, THEREFORE, the parties agree as follows:

         1. Amendment of Agreement. Section 1 and the first full paragraph of Section 4(a) of the Agreement are hereby amended and restated to read as follows:

                   Section 1. Appointment of Underwriter. "The Fund hereby appoints the Underwriter as the principal underwriter and distributor of the Fund to sell the public shares of its Class A Common Stock (the "Class A shares"), Class B Common Stock (the "Class B shares"), Class C Common Stock (the "Class C shares"), Advisor Class Common Stock (the "Advisor Class shares"), and shares of such other class or classes as the Fund and the Underwriter shall from time to time mutually agree shall become subject to the Agreement ("New shares"), (the
              Class A shares, Class B shares, Class C shares, Advisor Class shares, and New shares shall be collectively referred to herein as the "shares") and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions set forth herein."

                   Section 4(a). "Any of the outstanding shares may be tendered for redemption at any time, and the Fund agrees to redeem or repurchase the shares so tendered in accordance with its obligations as set forth in of its Articles of Incorporation and in accordance with the applicable provisions set forth in the Prospectus and Statement of Additional Information. The price to be paid to redeem or repurchase the shares shall be equal to the net asset value calculated in accordance with the provisions of Section 3[d] hereof, less any applicable sales charge. All payments by the Fund



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              hereunder shall be made in the manner set forth
              below. The redemption or repurchase by the Fund of any of the Class A shares purchased by or through the Underwriter will not affect the initial sales charge secured by the Underwriter or any selected dealer or compensation paid to any selected agent (unless such selected dealer or selected agent has otherwise agreed with the Underwriter), in the course of the original sale, regardless of the length of the time period between the purchase by an investor and his tendering for redemption or repurchase."

         2. Class References. Any and all references in the Agreement to "Class Y shares" are hereby amended to read "Advisor
Class shares."

         3.   No Other Changes.  Except as provided herein, the
Agreement shall be unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

                             ALLIANCE GLOBAL SMALL CAP FUND, INC.


                             By:_________________________________


                             ALLIANCE FUND DISTRIBUTORS, INC.


                             By:_________________________________



Accepted as of the date first written above:

ALLIANCE CAPITAL MANAGEMENT L.P.
By: Alliance Capital Management Corporation,
         General Partner












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